LNB Bancorp, Inc.

Exhibit to Form 10 - K

(for the fiscal year ended December 31, 2003)

S - K Reference Number (10b)

Severance Agreement and General Release and Amended Employment Agreement by and between Gregory D. Friedman and LNB Bancorp, Inc. and The Lorain National Bank dated November 21, 2003.

Exhibit 10(b)

SEVERANCE AGREEMENT AND GENERAL RELEASE
AND
AMENDMENT TO EMPLOYMENT AGREEMENT

     This Severance Agreement and General Release and Amendment to Employment Agreement (herein “Severance Agreement”) is entered into between LNB Bancorp, Inc. and Lorain National Bank (collectively herein “LNB”), their parents, affiliates, subsidiaries, successors and assigns, and Gregory D. Friedman (herein “Employee”), and his heirs, successors, agents, and assigns, (together herein the “Parties”), at Lorain, Ohio, to set forth the terms, conditions and consideration relating to the termination of Employee’s employment as Chief Financial Officer of LNB:

     1. Employee and LNB are parties to an Employment Agreement, a true copy of which is attached hereto and marked Exhibit A (“Employment Agreement”). This Severance Agreement modifies certain specific and enumerated provisions of said Employment Agreement and provides special severance benefits. Except as so specifically modified, the Employment Agreement remains in effect. Employee acknowledges that LNB does not have a severance plan or otherwise provide severance benefits and that such benefits, if provided, are at the sole discretion of LNB’s President and Chief Executive Officer.

     2. Employee’s Term of employment is terminated by the Board of Directors pursuant to Section 7.2 of the Employment Agreement, with 90-day notice given on November 21, 2003. Employee shall not continue to render services to LNB during said 90 days, but shall continue to receive all current compensation and benefits for the duration of said 90-day period.

     3. The Parties agree that, except as otherwise provided in this Severance Agreement, LNB waives and relieves Employee of his post-employment noncompetition obligations set forth in Section 8.2 of the Employment Agreement. In consideration for said waiver, LNB shall have no obligation under Section 7.8 of the Employment Agreement to pay Employee any compensation or benefits after the expiration of the above-mentioned 90-day notice period.

     4. However, in consideration for Employee’s general release and other undertakings contained in this Severance Agreement, LNB agrees to continue to pay Employee one year’s compensation, as reflected on Employee’s W-2 Federal Income Tax Statement for the year 2002 (copy of which is attached hereto as Exhibit B), in the form of salary continuation for the one-year period commencing on February 18, 2004 (“Severance Pay”). Employee acknowledges that the Severance Pay is subject to tax reporting and statutory withholdings. Employee further acknowledges and agrees that said Severance Pay is not a benefit to which he would otherwise be entitled and that said Severance Pay is good and sufficient consideration for Employee’s promises and releases set forth in this Severance Agreement. Nothing in this Severance Agreement shall affect Employee’s entitlement to accrued vacation pay and vested rights and benefits under

LNB employee benefit plans, including: The Lorain National Bank 401K Plan; The Lorain National Bank Retirement Pension Plan; The Lorain National Bank Employee Stock Ownership Plan; The Lorain National Bank Stock Purchase Plan; and BOLI (collectively, “Plans”). Employee’s rights under these Plans are governed by and shall be administered in accordance with the terms and conditions of the respective Plans. Further, noting in this Severance Agreement shall affect Employee’s rights under the Supplemental Retirement Benefits Agreement for Gregory D. Friedman, dated December 22, 2000, a true copy of which is attached hereto as Exhibit C.

     5. In consideration for LNB’s payment of the Severance Pay provided under this Severance Agreement, Employee and Employee’s heirs, legal representatives, agents, next of kin, successors in interest, executors, administrators, assigns and anyone who may take under or through him, hereby jointly and severally release and forever discharge LNB and its shareholders, directors, officers, predecessors, successors, agents, representatives, assigns, parents, affiliates, subsidiaries, and employees, from any and all claims, actions, suits, agreements, demands, or liabilities whatsoever, in law or in equity, whether known or unknown, which Employee has ever had or may now have, since the beginning of time to the effective date of this Severance Agreement, including but not limited to, any and all claims under the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended, Americans With Disabilities Act, Family and Medical Leave Act, Title 41 of the Ohio Revised Code, and any and all other federal, state or local laws or regulations, and any and all claims based in common law, including but not limited to, infliction of emotional and/or mental distress, harassment, intentional tort, negligence, defamation, privacy, discrimination, retaliation, whistleblowing, wrongful discharge, interference with contract, outrage, public policy, and any and all other claims relating in any manner to or arising out of Employee’s employment with LNB or the termination of that employment or otherwise. Employee understands and acknowledges that LNB expressly denies any wrongdoing or that any liability exists under any such claim. Employee represents that he has filed no claim or action against LNB or any of its employees, officers, and/or directors. Employee further acknowledges and represents that he shall not encourage or assist any other person or entity in bringing a claim or action against LNB, and/or its employees, officers, and/or directors. Without limiting the generality of the foregoing, Employee acknowledges and agrees that Employee has knowingly, expressly and forever relinquished, waived, and released any and all remedies, including without limitation, back-pay, front pay, compensatory damages, interest, costs, punitive damages, liquidated damages, attorney’s fees, and any claims for employment or reemployment with LNB. Employee acknowledges and agrees that the Severance Pay is good and sufficient consideration for this release. The foregoing general release is an essential part of this Severance Agreement and provides necessary consideration for LNB’s payment of the Severance Pay. The fact of this Severance Agreement and the provisions herein shall not evidence any liability of LNB or any person to Employee under any law, regulation or common law, or an admission by LNB of any wrongdoing; LNB expressly denies any such liability or wrongdoing.

     6. Employee acknowledges and expressly agrees that he continues to be bound and shall abide by the following:

     (a) Confidentiality. Confidential Information, as defined in Section 8.1(D) of the Employment Agreement, is and, at all times now and in the future, shall remain the exclusive property of LNB, and Employee: (i) shall hold the Confidential Information in strictest confidence and in a position of trust for LNB and its Clients and Customers, and (ii) shall not (directly or indirectly) use for any purpose, copy, duplicate, disclose, convey to any third-party or convert any Confidential Information, at any time now and in the future, and (iii) shall immediately deliver to LNB all the Confidential Information in Employee’s possession and shall neither convey to any third-party nor retain any copies or duplicates thereof; and

     (b) Employee: (i) shall not disparage LNB or any of its officers, directors, agents, or employees to any LNB Client or Customer (as defined in Section 8.2(E) of the Employment Agreement), to any LNB employee or any other person, entity, or governmental agency; and (ii) shall not disclose or discuss any item or aspect of LNB business, any LNB Client or Customer’s business, or his employment or the termination of that employment, with any LNB Client or Customer, any LNB employee or any other person, entity, or governmental agency.

     7. Employee agrees that he shall not disclose to any person, entity, or agency, or make public to any person, entity or agency, any of the provisions of this Severance Agreement except as may be necessary in connection with seeking legal advice concerning execution of this Severance Agreement, filing necessary government tax returns, or responding to subpoena or other required court process, and except for his immediate family (who shall also be bound by this confidentiality clause). Employee understands that this nondisclosure provision is an essential and material provision of this Severance Agreement.

     8. Employee agrees and acknowledges that if he breaches any of his promises and covenants in this Severance Agreement or any continuing obligation under his Employment Agreement, then LNB’s obligation of Severance Pay ceases and Employee shall immediately repay to LNB said Severance Pay, plus Employee shall fully compensate LNB for any and all other damages which Employee’s breach causes to LNB.

     9. This Severance Agreement is governed by Ohio law. In the event of a dispute under this Severance Agreement, which results in litigation, the sole jurisdiction and venue for said litigation shall be in the Lorain County Court of Common Pleas, Ohio.

     10. This Severance Agreement (with and including the Exhibits hereto) represents the entire agreement between the Parties hereto and all prior or contemporaneous discussions and agreements between the Parties and/or their representatives are fully merged into this Severance Agreement. No modification or change to this Severance Agreement shall be valid or enforceable unless put in writing and signed by both Parties.

     11. Statutory Notice. Employee expressly states that Employee has read this Severance Agreement and understands that it provides a general release of LNB, its shareholders, directors, officers, parents, affiliates, predecessors, successors, agents, representatives, assigns, and employees, from any and all claims, known and unknown, which Employee might assert against them, or any one of them, including without limitation any claim relating to Employee’s employment with LNB and/or the termination of that employment. Employee has had a minimum of forty-five (45) days, extended by mutual agreement to January 6, 2004, in which to consider whether to sign this Severance Agreement and has either used that full waiting period or has voluntarily and unilaterally decided to sign this Severance Agreement before the end of that period. Employee also understands and acknowledges that Employee may revoke this Severance Agreement within seven (7) days after the date of executing it. Therefore, this Severance Agreement will not be effective or enforceable until the expiration of that final seven-day period and the “effective date” of this Severance Agreement shall be the eighth (8th) day following Employee’s signature hereon.

     12. Right to Legal Counsel. Employee further acknowledges that LNB has not provided his any legal advice. Employee has been advised to consult with an attorney or other advisor of his choice before executing this Severance Agreement, and Employee agrees that he has been given a sufficient period of time to consider executing this Severance Agreement before doing so.

     IN WITNESS WHEREOF, the Parties hereto set their hands as dated below:

/s/ CRIT	/s/ Gregory D. Friedman
Witness to Employee Signature	Gregory D. Friedman
EMPLOYEE

January 6, 2004
Date

LNB BANCORP, INC.
LORAIN NATIONAL BANK
/s/ Ann E. Koler
Witness to LNB Signature	By: /s/ J. F. Kidd

James Kidd
President and CEO

January 9, 2004
Date